As filed with the Securities and Exchange Commission on February 16, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NURIX THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-0838048
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1700 Owens Street, Suite 205

San Francisco, California, 94158

(Address of Principal Executive Offices) (Zip Code)

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

(Full Title of the Plans)

Arthur T. Sands

President and Chief Executive Officer

Nurix Therapeutics, Inc.

1700 Owens Street, Suite 205

San Francisco, California, 94158

(Name and Address of Agent for Service)

(415) 660-5320

(Telephone Number, including area code, of agent for service)

Please send copies of all communications to:

Michael A. Brown, Esq. Robert A. Freedman, Esq. Amanda L. Rose, Esq. Fenwick & West LLP 555 California Street, 12th Floor San Francisco, California 94104 (415) 875-2300	Christine Ring, Esq. General Counsel and Secretary Nurix Therapeutics, Inc. 1700 Owens Street, Suite 205 San Francisco, California, 94158 (415) 660-5320

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for future issuance pursuant to:
—2020 Equity Incentive Plan	1,558,611(2)	$37.93(3)	$59,118,116	$6,450
—2020 Employee Stock Purchase Plan	388,648 (4)	$32.24(5)	$12,530,012	$1,368
TOTAL	1,947,259	N/A	$71,648,128	$7,818

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 EIP”) and 2020 Employee Stock Purchase Plan (“2020 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock.

(2)

Represents 1,558,611 additional shares to be registered and available for grant under the 2020 EIP resulting from: (i) 1,554,594 additional shares of the Registrant’s common stock available pursuant to the annual 4% automatic increase in the number of authorized shares available for issuance under the 2020 EIP and (ii) 4,017 additional shares of the Registrant’s common stock available for issuance under the 2020 EIP as a result of the repurchase of unvested and forfeited shares of the Registrant’s common stock acquired upon the exercise of stock options that were previously granted and early exercised under the Registrant’s 2012 Equity Incentive Plan (the “2012 EIP”) pursuant to the terms of the 2020 EIP.

(3)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $37.93 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on February 10, 2021.

(4)

Represents additional shares to be registered and available for grant under the 2020 ESPP resulting from the annual 1% automatic increase in the number of authorized shares available for issuance under the 2020 ESPP.

(5)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $32.24 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on February 10, 2021, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2020 ESPP.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Nurix Therapeutics, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (a) 1,558,611 additional shares of common stock available for issuance under the Registrant’s 2020 EIP resulting from (i) 1,554,594 additional shares of the Registrant’s common stock available for issuance under the Registrant’s 2020 EIP pursuant to the provision of the 2020 EIP providing for an annual 4% automatic increase in the number of shares reserved for issuance under the 2020 EIP and (ii) 4,017 shares of Registrant’s common stock available for issuance under the 2020 EIP as a result of the repurchase of unvested and forfeited shares of the Registrant’s common stock acquired upon the exercise of stock options that were previously granted and early exercised under the 2012 EIP pursuant to the terms of the 2020 EIP and (b) 388,648 additional shares of the Registrant’s common stock available for issuance under the Registrant’s 2020 ESPP pursuant to the provision of the 2020 ESPP providing for an annual 1% automatic increase in the number of shares reserved for issuance under the 2020 ESPP.

In accordance with General Instruction E of Form S-8, and only with respect to the common stock issuable under the 2020 EIP and 2020 ESPP, this Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statement on Form S-8 filed with the Commission on July 24, 2020 (Registration No. 333-240065), to the extent not superseded hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended November 30, 2020, filed with the Commission on February 16, 2021 pursuant to Section 13 of the Exchange Act;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above; and

(c)

the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-39398) filed on July 20, 2020 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Unless expressly incorporated into this Registration Statement, a report deemed to be furnished but not filed on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant	10-Q	001-39398	3.1	10/14/2020

4.2	Restated Bylaws of the Registrant	10-Q	001-39398	3.2	10/14/2020

4.3	Form of Registrant’s Common Stock Certificate	S-1	333-239651	4.1	07/02/2020

5.1	Opinion and Consent of Fenwick & West LLP					X

23.1	Consent of independent registered public accounting firm					X

23.2	Consent of Fenwick & West LLP (contained in Exhibit 5.1)					X

24.1	Power of Attorney (included on signature page of this Registration Statement)					X

99.1	2020 Equity Incentive Plan	S-1/A	333-239651	10.3	07/20/2020

99.2	2020 Employee Stock Purchase Plan	S-1/A	333-239651	10.4	07/20/2020

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on this 16th day of February, 2021.

NURIX THERAPEUTICS, INC.

/s/ Arthur T. Sands
Arthur T. Sands President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Arthur T. Sands and Hans van Houte, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Arthur T. Sands	Chief Executive Officer, President and Director	February 16, 2021
Arthur T. Sands, M.D., Ph.D.	(Principal Executive Officer)

/s/ Hans van Houte	Chief Financial Officer	February 16, 2021
Hans van Houte	(Principal Accounting Officer and Principal Financial Officer)

/s/ David Lacey	Chairman and Director	February 16, 2021
David Lacey, M.D.

/s/ Leon Chen	Director	February 16, 2021
Leon Chen, Ph.D.

/s/ Julia P. Gregory	Director	February 16, 2021
Julia P. Gregory

/s/ Lori A. Kunkel	Director	February 16, 2021
Lori A. Kunkel, M.D.

/s/ Jeffrey Tong	Director	February 16, 2021
Jeffrey Tong, Ph.D.